Exhibit (a)(1)(F)

GREENIDGE GENERATION HOLDINGS INC.

and

WILMINGTON SAVINGS FUND SOCIETY, FSB

as Trustee

SECOND SUPPLEMENTAL INDENTURE

Dated as of __________, 2025

to the Indenture dated as of October 13, 2021

10.00% Senior Notes due 2030

Table of Contents

SECOND SUPPLEMENTAL INDENTURE

SECOND SUPPLEMENTAL INDENTURE (this “Second Supplemental Indenture”), dated as of __________, 2025, between Greenidge Generation Holdings Inc., a Delaware corporation (the “Company”), and Wilmington Savings Fund Society, FSB, as trustee (the “Trustee”).

RECITALS OF THE COMPANY

WHEREAS, the Company and the Trustee executed and delivered an Indenture, dated as of October 13, 2021 (the “Base Indenture”) to provide for the issuance by the Company from time to time of Securities to be issued in one or more series as provided in the Indenture;

WHEREAS, the Company and the Trustee executed and delivered a First Supplemental Indenture, dated as of October 13, 2021 (the “First Supplemental Indenture” and, together with the Base Indenture and this Second Supplemental Indenture, the “Indenture”) to provide for the issuance of a series of its senior notes designated as its 8.50% Senior Notes due 2026 in an initial aggregate principal amount of $55,200,000;

WHEREAS, Section 9.1 of the Base Indenture provides, among other things, that the Company and the Trustee may enter into one or more indentures supplemental to the Base Indenture, without the consent of any Holders of Securities, to establish the form or terms of Securities of any series as permitted by Sections 2.1 and 3.1 of the Base Indenture;

WHEREAS, the Company desires to execute this Second Supplemental Indenture, pursuant to Section 2.1 of the Base Indenture, to establish the form and, pursuant to Section 3.1 of the Base Indenture, to provide for the issuance, of a series of its senior notes designated as its 10.00% Senior Notes due 2030 (the “Notes”), in an initial aggregate principal amount of $[●]. The Notes are a series of Securities as referred to in Section 3.1 of the Base Indenture.

WHEREAS, the Company has requested and hereby requests that the Trustee execute and deliver this Second Supplemental Indenture;

WHEREAS, the execution and delivery of this Second Supplemental Indenture has been duly authorized by the Company and all things necessary have been done by the Company to make this Second Supplemental Indenture, when executed and delivered by the Company, a valid and binding supplement to the Base Indenture and agreement of the Company;

WHEREAS, all things necessary have been done by the Company to make the Notes, when executed by the Company and authenticated and delivered by the Trustee in accordance with the provisions of the Base Indenture, the valid and binding obligations of the Company; and

WHEREAS, all conditions precedent provided for in the Base Indenture relating to this Second Supplemental Indenture have been complied with.

NOW, THEREFORE, in consideration of the premises stated herein and the purchase of the Notes by the Holders thereof, the Company and the Trustee mutually covenant and agree for the equal and proportionate benefit of the respective Holders from time to time of the Notes as follows:

 2

ARTICLE 1
APPLICATION OF SECOND SUPPLEMENTAL INDENTURE
AND CREATION OF THE NOTES

Section 1.01.      Application of Second Supplemental Indenture. Notwithstanding any other provision of this Second Supplemental Indenture, all provisions of this Second Supplemental Indenture with specific Article numbers or Section numbers refer to Articles and Sections contained in this Second Supplemental Indenture and not the Base Indenture or any other document. All Initial Notes (as defined below) and Additional Notes (as defined below), if any, shall be treated as a single class for all purposes of the Indenture, including waivers, amendments, redemptions and offers to purchase. Notwithstanding any other provision of this Second Supplemental Indenture, the provisions of this Second Supplemental Indenture, including the covenants set forth herein, are expressly and solely for the benefit of the Holders of the Notes established by this Second Supplemental Indenture.

Section 1.02.      Creation of the Notes. In accordance with Sections 2.1 and 3.1 of the Base Indenture, the Company hereby creates the Notes as a separate series of its Securities issued pursuant to the Indenture, as supplemented by this Second Supplemental Indenture. The Notes shall be issued initially in an aggregate principal amount of $[●].

ARTICLE 2
DEFINITIONS

Section 2.01.      Certain Terms Defined in the Base Indenture. For purposes of this Second Supplemental Indenture, all capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Base Indenture.

Section 2.02.      Definitions. (a) For the benefit of the Holders of the Notes, the following terms shall have the meanings set forth in this Section 2.02:

“Additional Notes” has the meaning specified in Section 3.02(b) of this Second Supplemental Indenture.

“Authorized Officers” has the meaning specified in Section 7.09 of this Second Supplemental Indenture.

“Change of Control” has the meaning specified in Section 3.04 of this Second Supplemental Indenture.

“Continuing Director” means a director who either was a member of the board of directors of the Company on the Issue Date or who becomes a member of the Board of Directors subsequent to that date and whose election, appointment or nomination for election by the stockholders of the Company is duly approved by a majority of the continuing directors on the Board of Directors at the time of such approval by such election or appointment.

“Depositary” has the meaning specified in Section 3.01(c) of this Second Supplemental Indenture.

“Electronic Means” shall mean the following communications methods: e-mail, facsimile transmission, secure electronic transmission containing applicable authorization codes, passwords and/or authentication keys issued by the Trustee, or another method or system specified by the Trustee as available for use in connection with its services under the Base Indenture, as supplemented by this Second Supplemental Indenture.

“Global Notes” means the Notes in the form of Global Securities issued to the Depositary or its nominee, substantially in the form of Exhibit A of this Second Supplemental Indenture.

“Initial Notes” has the meaning specified in Section 3.02(b) of this Second Supplemental Indenture.

“Instructions” has the meaning specified in Section 7.09 of this Second Supplemental Indenture.

“Issue Date” means __________, 2025, the original issue date of the Notes.

“Notes” has the meaning specified in the recitals of this Second Supplemental Indenture.

“Notes Par Call Date” has the meaning specified in Section 3.03(b) of this Second Supplemental Indenture.

“OFAC” has the meaning specified in Section 7.10(a) of this Second Supplemental Indenture.

“Sanctions” has the meaning specified in Section 7.10(a) of this Second Supplemental Indenture.

“Securities Act” means the Securities Act of 1933, as amended.

“Surviving Person” has the meaning specified in Section 4.01(a) of this Second Supplemental Indenture.

“Voting Stock” of any specified Person as of any date means the Capital Stock of such Person that is at the time entitled to vote generally in the election of the board of directors of such Person.

ARTICLE 3
FORM AND TERMS OF THE NOTES

Section 3.01.      Form and Dating.

(a)               Form. The Notes and the Trustee’s certificate of authentication shall be substantially in the form of Exhibit A attached hereto. The Notes shall be executed on behalf of the Company by an Officer or Officers, as provided for in the Base Indenture, of the Company. The Notes may have notations, legends or endorsements required by law, stock exchange rules or usage. Each Note shall be dated the date of its authentication. The Notes and any beneficial interest in the Notes shall be in minimum denominations of $11.00 and integral multiples of $11.00 in excess thereof.

(b)               Base Indenture. The terms and notations contained in the Notes shall constitute, and are hereby expressly made, a part of the Base Indenture, and the Company and the Trustee, by their execution and delivery of this Second Supplemental Indenture, expressly agree to such terms and provisions and to be bound thereby.

(c)               Global Notes. The Notes shall be issued initially in the form of fully registered Global Securities, which shall be deposited on behalf of the purchasers of the Notes represented thereby with The Depository Trust Company, New York, New York (the “Depositary”) or its custodian and registered in the name of Cede & Co., the Depositary’s nominee, duly executed by the Company and authenticated by the Trustee.

(d)               Book-Entry Provisions. This Section 3.01(d) shall apply only to the Global Notes deposited with or on behalf of the Depositary. The Company shall execute and the Trustee shall, in accordance with this Section 3.01(d), authenticate and deliver the Global Notes that shall be registered in the name of the Depositary or the nominee of the Depositary and shall be delivered by the Trustee to the Depositary or its custodian.

(e)               Paying Agent. The Company initially appoints the Trustee as Paying Agent for the payment of the principal of (and premium, if any) and interest on the Notes and the Corporate Trust Office of the Trustee, is hereby designated as the Place of Payment where the Notes may be presented for payment.

Section 3.02.      Terms of the Notes. The following terms relating to the Notes are hereby established:

(a)               Title. The Notes shall constitute a series of Securities having the title “10.00% Senior Notes due 2030”.

(b)               Principal Amount. The aggregate principal amount of the Notes that may be initially authenticated and delivered under the Indenture (the “Initial Notes”) shall be $[●] (except for Notes authenticated and delivered upon registration of, transfer of, or in exchange for, or in lieu of, other Notes pursuant to Sections 3.4, 3.5, 3.6, 9.6 or 11.7 of the Base Indenture). The Company may from time to time, without the consent of the Holders of Notes, issue additional Notes (in any such case “Additional Notes”) having the same terms as to status, redemption or otherwise (except the price to public, the issue date and, if applicable, the initial interest accrual date and the initial interest payment date) that may constitute a single fungible series with the Initial Notes; provided that if any such Additional Notes are not fungible with the Initial Notes for U.S. federal income tax purposes, such Additional Notes will have one or more separate CUSIP numbers. Any Additional Notes and the Initial Notes shall constitute a single series under the Indenture and all references to the Notes shall include the Initial Notes and any Additional Notes unless the context otherwise requires.

(c)               Maturity Date. The entire outstanding principal amount of the Notes shall be payable on June 30, 2030 (the “Maturity Date”).

(d)               Interest Rate. The rate at which the Notes shall bear interest shall be 10.00% per annum; the date from which interest shall accrue on the Notes shall be __________, 2025, or the most recent Interest Payment Date to which interest has been paid or provided for; the Interest Payment Dates for the Notes shall be March 31, June 30, September 30 and December 31 of each year and on the Maturity Date, beginning December 31, 2025; the interest so payable, and punctually paid or duly provided for, on any Interest Payment Date, will be paid, in immediately available funds, to the Persons in whose names the Notes (or predecessor Notes) are registered (which shall initially be the Depositary) at the close of business on the Regular Record Date for such interest, which shall be the March 15, June 15, September 15 or December 15 (whether or not a Business Day), as the case may be, preceding such Interest Payment Date, and the June 15 immediately preceding the Maturity Date. Interest shall be computed on the basis of a 360-day year comprised of twelve 30-day months. For so long as the Notes are represented in global form by one or more Global Securities, all payments of principal (and premium, if any) and interest shall be made by wire transfer of immediately available funds to the Depositary or its nominee, as the case may be, as the registered owner of the Global Security representing such Notes. In the event that definitive Notes shall have been issued, all payments of principal (and premium, if any) and interest shall be made by wire transfer of immediately available funds to the accounts of the registered Holders thereof; provided, that the Company may elect to make such payments at the office of the Paying Agent in the City of Wilmington, Delaware; and provided further, that the Company may at its option pay interest by check to the registered address of each Holder of a definitive Note.

(e)               Currency. The currency of denomination of the Notes is United States Dollars. Payment of principal of and interest and premium, if any, on the Notes shall be made in United States Dollars.

(f)                Sinking Fund. The Notes are not subject to any sinking fund.

(g)               Additional Interest. At the Company’s election, the sole remedy with respect to an Event of Default due to a failure to comply with reporting requirements under the Trust Indenture Act or under Section 4.02 below, for the first one hundred eighty (180) calendar days after the occurrence of such Event of Default, consists exclusively of the right to receive additional interest on the Notes at an annual rate equal to (1) 0.25% for the first ninety (90) calendar days after such default and (2) 0.50% for calendar days ninety-one (91) through one hundred eighty (180) after such default. On the one hundred eighty-first (181st) day after such Event of Default, if such violation is not cured or waived, the Trustee or the Holders of not less than 25% of the outstanding principal amount of the Notes may declare the principal, together with accrued and unpaid interest, if any, on the Notes to be due and payable immediately. If the Company chooses to pay such additional interest, the Company must notify the Trustee and the Holders of the Notes by certificate of the Company’s election at any time on or before the close of business on the first (1st) business day following the Event of Default and the Company shall deliver to the trustee an Officer’s Certificate (upon which the Trustee may rely conclusively) to that effect stating (i) the amount of such additional interest that is payable and (ii) the date on which such additional interest is payable. Unless and until the Trustee receives such a certificate, the Trustee may assume without inquiry that no such additional interest is payable and the Trustee shall not have any duty to verify the Company’s calculations of additional interest.

Section 3.03.      Optional Redemption.

(a)               The provisions of Article 11 of the Base Indenture, as supplemented by the provisions of this Second Supplemental Indenture, shall apply to the Notes.

(b)               Except as provided in Section 3.04 below, the Notes shall not be redeemable by the Company at its option prior to July 31, 2026 (the “Notes Par Call Date”).

(c)               The Notes shall be redeemable in whole or in part, at any time and from time to time, at the Company’s option (i) on or after July 31, 2026 and prior to July 31, 2027, at a price equal to 102% of their principal amount, plus accrued and unpaid interest to, but excluding, the date of redemption, (ii) on or after July 31, 2027 and prior to July 31, 2028, at a price equal to 101% of their principal amount, plus accrued and unpaid interest to, but excluding, the date of redemption, and (iii)  on or after July 31, 2028 and prior to the Maturity Date, at a price equal to 100% of their principal amount, plus accrued and unpaid interest to, but excluding, the Redemption Date.

(d)               In each case, redemption shall be upon notice not fewer than ten (10) days and not more than sixty (60) days prior to the Redemption Date. If less than all of the Notes are to be redeemed, the particular Notes to be redeemed will be selected not more than forty-five (45) days prior to the Redemption Date by the Trustee from the outstanding Notes not previously called for redemption, by lot, or in the Trustee’s reasonable determination, on a pro rata basis, provided that the unredeemed portion of the principal amount of any Notes will be in an authorized denomination (which will not be less than the minimum authorized denomination) for such Notes. The Trustee will promptly notify the Company in writing of the Notes selected for redemption and, in the case of any Notes selected for partial redemption, the principal amount thereof to be redeemed. Beneficial interests in any Notes or portions thereof called for redemption that are registered in the name of the Depositary or its nominee will be selected by the Depositary in accordance with the Depositary’s applicable procedures. The Trustee shall have no obligation to calculate any redemption price or any component thereof, and the Trustee shall be entitled to receive and conclusively rely upon an Officer’s Certificate delivered by the Company that specifies any redemption price.

(e)               Unless the Company defaults on the payment of the redemption price, on and after the Redemption Date, interest will cease to accrue on the Notes called for redemption.

Section 3.04.      Optional Redemption Upon Change of Control.

(a)               The provisions of Article 11 of the Base Indenture, as supplemented by the provisions of this Second Supplemental Indenture, shall apply to the Notes.

(b)               Prior to the Notes Par Call Date, the Notes shall be redeemable in whole but not in part at the Company’s option at any time within ninety (90) days of the occurrence of a Change of Control, at a price equal to 100.5% of their principal amount, plus accrued and unpaid interest to, but excluding, the Redemption Date.

(c)           Redemption shall be upon notice not fewer than ten (10) days and not more than sixty (60) days prior to the Redemption Date. The Trustee shall have no obligation to calculate any redemption price or any component thereof, and the Trustee shall be entitled to receive and conclusively rely upon an Officer’s Certificate delivered by the Company that specifies any redemption price.

(d)           Unless the Company defaults on the payment of the redemption price, on and after the Redemption Date, interest will cease to accrue on the Notes called for redemption.

(e)           A “Change of Control” will be deemed to have occurred at the time after the Notes are originally issued if:

(1)	any “Person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) becomes the “Beneficial Owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that for purposes of this clause (1) such Person shall be deemed to have “Beneficial Ownership” of all shares that any such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50.0% of the total voting power of the Voting Stock of the Company, other than any Person that held such level of Beneficial Ownership as of the Issue Date;

(2)	the merger or consolidation of the Company with or into another Person or the merger of another Person with or into the Company, or the sale of all or substantially all the assets of the Company (determined on a consolidated basis) to another Person other than a transaction following which, in the case of a merger or consolidation transaction, holders of securities that represented 100.0% of the Voting Stock of the Company immediately prior to such transaction (or other securities into which such securities are converted as part of such merger or consolidation transaction) own directly or indirectly at least a majority of the voting power of the Voting Stock of the surviving Person in such merger or consolidation transaction immediately after such transaction and in substantially the same proportion as before the transaction;

(3)	“Continuing Directors” cease to constitute at least a majority of the Company’s board of directors; or

(4)	if after the Notes are initially listed on The Nasdaq Global Select Market or another national securities exchange, the Notes fail, or at any point cease, to be listed on The Nasdaq Global Select Market or such other national securities exchange. For the avoidance of doubt, it shall not be a Change of Control if after the Notes are initially listed on The Nasdaq Global Select Market or another national securities exchange, such Notes are subsequently listed on a different national securities exchange and the prior listing is terminated.

Section 3.05.      Open Market Repurchases. Notwithstanding any provision herein or in the Base Indenture to the contrary, the Company may purchase Notes from investors who are willing to sell from time to time, either in the open market at prevailing prices or in private transactions at negotiated prices. Notes that the Company purchases may, at the Company’s discretion, be held, resold or canceled.

ARTICLE 4
CERTAIN COVENANTS

The following covenants shall be applicable to the Company for so long as any of the Notes are Outstanding. Nothing in this Article will, however, affect the Company’s rights or obligations under any other provision of the Base Indenture or this Second Supplemental Indenture.

Section 4.01.      Merger, Consolidation or Sale of Assets. The Company shall not merge or consolidate with or into any other Person (other than a merger of a wholly owned Subsidiary of the Company into the Company) or sell, transfer, lease, convey or otherwise dispose of all or substantially all of its property (provided that, for the avoidance of doubt, a pledge of assets pursuant to any secured debt instrument of the Company or its Subsidiaries shall not be deemed to be any such sale, transfer, lease, conveyance or disposition) in one transaction or series of related transactions unless:

(a)               the Company shall be the surviving Person (the “Surviving Person”) or the Surviving Person (if other than the Company) formed by such merger or consolidation or to which such sale, transfer, lease, conveyance or disposition is made shall be a corporation or limited liability company organized and existing under the laws of the United States of America, any state thereof or the District of Columbia;

(b)               the Surviving Person (if other than the Company) expressly assumes, by supplemental indenture in form reasonably satisfactory to the Trustee, executed and delivered to the Trustee by such Surviving Person, the due and punctual payment of the principal of, and premium, if any, and interest on, all the Notes Outstanding, and the due and punctual performance and observance of all the covenants and conditions of this Indenture to be performed by the Company;

(c)               immediately after giving effect to such transaction or series of related transactions, no Default or Event of Default shall have occurred and be continuing; and

(d)               in the case of a merger where the Surviving Person is other than the Company, the Company or such Surviving Person shall deliver, or cause to be delivered, to the Trustee, an Officer’s Certificate and an Opinion of Counsel, each stating that such transaction and the supplemental indenture, if any, in respect thereto comply with this Section 4.01 and that all conditions precedent in this Indenture relating to such transaction have been complied with.

The Surviving Person (if other than the Company) will succeed to, and be substituted for, and may exercise every right and power of, the Company under the Notes and the Indenture, and the Company will be automatically and unconditionally released and discharged from its obligations under the Notes and the Indenture.

Section 4.02.      Reporting. If, at any time, the Company is not subject to the reporting requirements of Sections 13 or 15(d) of the Exchange Act to file any periodic reports with the Commission, the Company agrees to furnish to Holders and the Trustee, for the period of time during which the Notes are outstanding, its audited annual consolidated financial statements, within ninety (90) days of its fiscal year end, and unaudited interim consolidated financial statements, within forty-five (45) days of its fiscal quarter end (other than the Company’s fourth fiscal quarter). All such financial statements will be prepared, in all material respects, in accordance with U.S. Generally Accepted Accounting Principles, as applicable.

Delivery of such reports, information and documents to the Trustee pursuant to this Section 4.02 is for informational purposes only and the Trustee’s receipt of such shall not constitute actual or constructive knowledge or notice of any information contained therein or determinable from information contained therein, including the Company’s compliance with any of its covenants hereunder (as to which the Trustee is entitled to rely exclusively on an Officer’s Certificate).

Section 4.03.      Payment of Taxes. The Company will pay or discharge or cause to be paid or discharged, before the same shall become delinquent, all taxes, assessments and governmental charges levied or imposed upon the Company or upon the income, profits or property of the Company, except where the failure to do so would not be reasonably expected to have a material adverse effect on the business, assets, financial condition or results of operations of the Company; provided, however, that the Company shall not be required to pay or discharge or cause to be paid or discharged any such tax, assessment or charge whose amount, applicability or validity is being contested in good faith by appropriate proceedings.

ARTICLE 5
EVENTS OF DEFAULT

Section 5.01.      Events of Default. Solely for the benefit of the Holders of the Notes, Section 5.1 of the Base Indenture is hereby deleted in its entirety and replaced with the following:

“Section 5.1. Events of Default. “Event of Default”, wherever used herein with respect to the Notes means any one of the following events (whatever the reason for such Event of Default and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):

(1)	default in the payment of any interest upon any Note when it becomes due and payable, and continuance of such default for a period of thirty (30) days;

(2)	default in the payment of the principal of any Note when due and payable;

(3)	default in the performance, or breach, of any covenant of the Company in this Indenture with respect to the Notes, and continuance of such default or breach for a period of sixty (60) days after there has been sent to the Company by the Trustee or to the Company and the Trustee by the Holders of at least 25% in principal amount of the Notes, a written notice specifying such default or breach and requiring it to be remedied and stating that such notice is a “Notice of Default” hereunder;

(4)	the entry by a court having jurisdiction in the premises of (A) a decree or order for relief in respect of the Company in an involuntary case or proceeding under any applicable federal or state bankruptcy, insolvency, reorganization or other similar law or (B) a decree or order adjudging the Company a bankrupt or insolvent, or approving as properly filed a petition seeking reorganization, arrangement, adjustment or composition of or in respect of the Company under any applicable federal or state law, or appointing a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of the Company or of any substantial part of its property, or ordering the winding up or liquidation of its affairs, and the continuance of any such decree or order for relief or any such other decree or order unstayed and in effect for a period of ninety (90) consecutive days; or

(5)	the commencement by the Company of a voluntary case or proceeding under any applicable federal or state bankruptcy, insolvency, reorganization or other similar law or of any other case or proceeding to be adjudicated a bankrupt or insolvent, or the consent by it to the entry of a decree or order for relief in respect of the Company in an involuntary case or proceeding under any applicable federal or state bankruptcy, insolvency, reorganization or other similar law or to the commencement of any bankruptcy or insolvency case or proceeding against it, or the filing by it of a petition or answer or consent seeking reorganization or relief under any applicable federal or state law, or the consent by it to the filing of such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee, sequestrator or similar official of the Company or of any substantial part of its property, or the making by the Company of an assignment for the benefit of creditors, or the admission by the Company in writing of its inability to pay its debts generally as they become due, or the taking of corporate action by the Company in furtherance of any such action.

The Trustee shall not be deemed to have notice or be charged with knowledge of an Event of Default hereunder (except for those described in paragraphs (1) and (2) above, including with respect to any premium, if the Trustee is then the Paying Agent) unless written notice of such default or Event of Default from the Company or any Holder is received by a Responsible Officer of the Trustee at the Corporate Trust Office of the Trustee, and such notice references the Notes and this Indenture.

The Trustee may withhold notice to the Holders of any Event of Default, except with respect to Events of Default listed in (1) and (2) above, if the Trustee in good faith determines the withholding of notice to be in the interest of the Holders.

ARTICLE 6
AMENDMENTS, SUPPLEMENTS AND WAIVERS

Section 6.01.      Without the Consent of the Holders. Notwithstanding anything to the contrary in Section 6.02, the Company and the Trustee may amend or supplement the Indenture (as it relates to the Notes) or the Notes without the consent of any Holder:

(a)               to evidence the succession of another Person to the Company, and the assumption by the successor Person of the covenants, agreements, and obligations of the Company under the Indenture and the Notes;

(b)               to add to covenants of the Company such new covenants, restrictions, conditions, or provisions for the protection of the Holders of the Notes, and to make the occurrence, or the occurrence and continuance, of a default in any of such additional covenants, restrictions, conditions, or provisions an Event of Default;

(c)               to modify, eliminate, or add to any of the provisions of the Indenture to such extent as necessary to effect the qualification of the indenture under the Trust Indenture Act, and to add to the indenture such other provisions as may be expressly permitted by the Trust Indenture Act, excluding however, the provisions referred to in Section 316(a)(2) of the Trust Indenture Act;

(d)               to cure any ambiguity or to correct or supplement any provision contained in the Indenture or in any supplemental indenture which may be defective or inconsistent with other provisions in the Indenture or in any supplemental indenture;

(e)               to secure the Notes;

(f)                to evidence and provide for the acceptance and appointment of a successor trustee and to add or change any provisions of the Indenture or the Notes as necessary to provide for or facilitate the administration of the trust by more than one trustee; or

(g)               to make provisions in regard to matters or questions arising under the indenture, so long as such other provisions do not adversely affect the interest of any other Holder of the Notes in any material respect.

For the avoidance of doubt, nothing in this Second Supplemental Indenture shall be construed to require any consent of any Holder to amend or supplement the Base Indenture in any manner that does not relate to the Notes.

After an amendment under this Section becomes effective, the Company shall mail or send to Holders a notice briefly describing such amendment. The failure to give such notice to all Holders, or any defect therein, shall not impair or affect the validity of an amendment under this Section.

Section 6.02.      With the Consent of the Holders.

(a)               Subject to Section 6.01, the Company and the Trustee (at the direction of the Company) may amend the Indenture (as it relates to the Notes) or the Notes with the written consent of the Holders of at least a majority in principal amount of the Notes then outstanding voting as a single class (including consents obtained in connection with a tender offer or exchange for such Notes). Any existing Default or compliance with any provisions of the Indenture with respect to the Notes may be waived with the consent of the Holders of at least a majority in principal amount of the Notes then outstanding voting as a single class, subject to the restrictions of Section 5.13 of the Base Indenture and this Section 6.02.

(b)               It shall not be necessary for the consent of the Holders under this Section to approve the particular form of any proposed amendment, but it shall be sufficient if such consent approves the substance thereof.

After an amendment under this Section becomes effective, the Company shall mail or send to Holders a notice briefly describing such amendment. The failure to give such notice to all Holders, or any defect therein, shall not impair or affect the validity of an amendment under this Section.

Section 6.03.      Compliance with Trust Indenture Act. Every amendment or supplement to this Second Supplemental Indenture or the Notes shall comply with the Trust Indenture Act as then in effect.

Section 6.04.      Revocation and Effect of Consents and Waivers. A consent to an amendment or a waiver by a Holder of a Note shall bind the Holder and every subsequent Holder of that Note or portion of the Note that evidences the same debt as the consenting Holder’s Note, even if notation of the consent or waiver is not made on the Note. However, any such Holder or subsequent Holder may revoke the consent or waiver as to such Holder’s Note or portion of the Note if the Trustee receives the notice of revocation before the date the amendment or waiver becomes effective. After an amendment or waiver becomes effective, it shall bind every Holder. An amendment or waiver becomes effective upon the execution of such amendment or waiver by the Trustee.

The Company may, but shall not be obligated to, fix a record date for the purpose of determining the Holders entitled to give their consent or take any other action described above or required or permitted to be taken pursuant to this Second Supplemental Indenture. If a record date is fixed, then notwithstanding the immediately preceding paragraph, those Persons who were Holders at such record date (or their duly designated proxies), and only those Persons, shall be entitled to give such consent or to revoke any consent previously given or to take any such action, whether or not such Persons continue to be Holders after such record date. No such consent shall be valid or effective for more than one hundred twenty (120) days after such record date.

Section 6.05.      Notation on or Exchange of Notes. If an amendment changes the terms of a Note, the Trustee may, but shall have no obligation to, require the Holder of the Note to deliver it to the Trustee. The Trustee may place an appropriate notation on the Note regarding the changed terms and return it to the Holder. Alternatively, if the Company or the Trustee so determines, the Company in exchange for the Note shall issue and the Trustee (upon receipt of a written order of the Company) shall authenticate a new Note that reflects the changed terms. Failure to make the appropriate notation or to issue a new Note shall not affect the validity of such amendment.

Section 6.06.      Payment for Consent. Neither the Company nor any Affiliate of the Company shall, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any Holder for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of this Second Supplemental Indenture or the Notes unless such consideration is offered to be paid to all Holders that so consent, waive or agree to amend in the time frame set forth in solicitation documents relating to such consent, waiver or agreement.

Section 6.07.      Execution of Amendments and Supplemental. In executing, or accepting the additional trusts created by, any amendment or supplement permitted by this Article 6 or the modifications thereby of the trusts created by this Second Supplemental Indenture, the Trustee shall be entitled to receive, and (subject to Section 6.1 of the Base Indenture) shall be fully protected in relying upon, an Officer’s Certificate and an Opinion of Counsel stating that the execution of such amendment or supplement is authorized or permitted by the Indenture and complies with the provisions thereof (including Section 6.03 hereof) and an Opinion of Counsel to the effect that such amendment or supplement is enforceable against the Company in accordance with its terms, subject to then customary exceptions. The Trustee may, but shall not be obligated to, enter into any such amendment or supplement which affects the Trustee’s own rights, duties, or immunities or liabilities under this Indenture or otherwise.

ARTICLE 7
MISCELLANEOUS

Section 7.01.      Trust Indenture Act Controls. If any provision of this Second Supplemental Indenture limits, qualifies or conflicts with another provision which is required to be included in this Second Supplemental Indenture by the Trust Indenture Act, the required provision shall control. If any provision of this Second Supplemental Indenture modifies or excludes any provision of the Trust Indenture Act which may be so modified or excluded, the latter provision shall be deemed to apply to this Second Supplemental Indenture as so modified or to be excluded, as the case may be.

Section 7.02.      New York Law to Govern. This Second Supplemental Indenture and the Notes shall be governed by and construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation and performance of this Second Supplemental Indenture and the Notes shall be governed by, the laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule that would cause the application of the laws of any other jurisdiction.

Section 7.03.      Counterparts. This Second Supplemental Indenture may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument. The exchange of copies of this Second Supplemental Indenture and of signature pages that are executed by manual signatures that are scanned, photocopied or faxed or by other electronic signing created on an electronic platform (such as DocuSign) or by digital signing (such as Adobe Sign), in each case that is approved by the Trustee, shall constitute effective execution and delivery of this Second Supplemental Indenture for all purposes. Signatures of the parties hereto that are executed by manual signatures that are scanned, photocopied or faxed or by other electronic signing created on an electronic platform (such as DocuSign) or by digital signing (such as Adobe Sign), in each case that is approved by the Trustee, shall be deemed to be their original signatures for all purposes of this Second Supplemental Indenture as to the parties hereto and may be used in lieu of the original.

Anything in the Base Indenture, this Second Supplemental Indenture or the Notes to the contrary notwithstanding, for the purposes of the transactions contemplated by the Base Indenture, this Second Supplemental Indenture, the Notes and any document to be signed in connection with the Base Indenture, this Second Supplemental Indenture or the Notes (including the Trustee’s Certificate of Authentication on the Notes, amendments, waivers, consents and other modifications, Officer’s Certificates, Company Requests, Company Orders and Opinions of Counsel and other issuance, authentication and delivery documents) or the transactions contemplated hereby may be signed by manual signatures that are scanned, photocopied or faxed or other electronic signatures created on an electronic platform (such as DocuSign) or by digital signature (such as Adobe Sign), in each case that is approved by the Trustee, and contract formations on electronic platforms approved by the Trustee, and the keeping of records in electronic form, are hereby authorized, and each shall be of the same legal effect, validity or enforceability as a manually executed signature in ink or the use of a paper-based recordkeeping system, as the case may be.

Section 7.04.      Severability. If any provision of this Second Supplemental Indenture or the Notes shall be held to be illegal or unenforceable under applicable law, then the remaining provisions hereof shall be construed as though such invalid, illegal or unenforceable provision were not contained therein.

Section 7.05.      Amendments, Supplements and Waivers. The Company and the Trustee (at the direction of the Company) may amend or supplement this Second Supplemental Indenture or the Notes or waive compliance with any provision of this Second Supplemental Indenture or the Notes in the manner, and subject to the terms, set forth in Article 6 of this Second Supplemental Indenture.

Section 7.06.      Ratification. The Base Indenture, as supplemented by this Second Supplemental Indenture, is in all respects ratified and confirmed. All provisions included in this Second Supplemental Indenture supersede any conflicting provisions included in the Base Indenture, unless not permitted by law. The Trustee accepts the trusts created by the Base Indenture, as supplemented by this Second Supplemental Indenture, and agrees to perform the same upon the terms and conditions of the Indenture.

Section 7.07.      Effectiveness. The provisions of this Second Supplemental Indenture shall become effective as of the date hereof.

Section 7.08.      Trustee Makes No Representation. The recitals and statements contained herein and in the Notes are made solely by the Company and not by the Trustee, and the Trustee assumes no responsibility for the correctness thereof. The Trustee makes no representation as to the validity, adequacy or sufficiency of this Second Supplemental Indenture or the Notes. The Trustee shall not be accountable for the use or application by the Company of Notes or the proceeds thereof. All rights, protections, privileges, indemnities, immunities and benefits granted or afforded to the Trustee under the Base Indenture shall be deemed incorporated herein by this reference and shall be deemed applicable to all actions taken, suffered or omitted to be taken by the Trustee in each of its capacities hereunder, and each agent, custodian and other Person employed to act under this Second Supplemental Indenture.

Section 7.09.      Electronic Means. The Trustee shall have the right to accept and act upon instructions, including funds transfer instructions (“Instructions”) given pursuant to the Base Indenture, as supplemented by this Second Supplemental Indenture and delivered using Electronic Means; provided, however, that the Company shall provide to the Trustee an incumbency certificate listing officers with the authority to provide such Instructions (“Authorized Officers”) and containing specimen signatures of such Authorized Officers, which incumbency certificate shall be amended by the Company whenever a person is to be added or deleted from the listing. If the Company elects to give the Trustee Instructions using Electronic Means and the Trustee in its discretion elects to act upon such Instructions, the Trustee’s understanding of such Instructions shall be deemed controlling. The Company understands and agrees that the Trustee cannot determine the identity of the actual sender of such Instructions and that the Trustee shall conclusively presume that directions that purport to have been sent by an Authorized Officer listed on the incumbency certificate provided to the Trustee have been sent by such Authorized Officer. The Company shall be responsible for ensuring that only Authorized Officers transmit such Instructions to the Trustee and that the Company and all Authorized Officers are solely responsible to safeguard the use and confidentiality of applicable user and authorization codes, passwords and/or authentication keys upon receipt by the Company. The Trustee shall not be liable for any losses, costs or expenses arising directly or indirectly from the Trustee’s reliance upon and compliance with such Instructions notwithstanding such directions conflict or are inconsistent with a subsequent written instruction. The Company agrees: (i) to assume all risks arising out of the use of Electronic Means to submit Instructions to the Trustee, including without limitation the risk of the Trustee acting on unauthorized Instructions, and the risk of interception and misuse by third parties; (ii) that it is fully informed of the protections and risks associated with the various methods of transmitting Instructions to the Trustee and that there may be more secure methods of transmitting Instructions than the method(s) selected by the Company; (iii) that the security procedures (if any) to be followed in connection with its transmission of Instructions provide to it a commercially reasonable degree of protection in light of its particular needs and circumstances; and (iv) to notify the Trustee immediately upon learning of any compromise or unauthorized use of the security procedures.

Section 7.10.      OFAC Certification and Covenants.

(a)               The Company covenants and represents that neither they nor any of their affiliates, subsidiaries, directors or officers are the target or subject of any sanctions enforced by the U.S. Government, (including, the Office of Foreign Assets Control of the U.S. Department of the Treasury (“OFAC”)), the United Nations Security Council, the European Union, HM Treasury, or other relevant sanctions authority (collectively “Sanctions”).

(b)               The Company covenants and represents that neither they nor any of their affiliates, subsidiaries, directors or officers will use any payments made pursuant to the Indenture, as supplemented by this Second Supplemental Indenture, (i) to fund or facilitate any activities of or business with any person who, at the time of such funding or facilitation, is the subject or target of Sanctions, (ii) to fund or facilitate any activities of or business with any country or territory that is the target or subject of Sanctions, or (iii) in any other manner that will result in a violation of Sanctions by any person.

Section 7.11.      Successors and Assigns. All covenants and agreements in this Second Supplemental Indenture by the Company shall bind its successors and assigns.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, the parties hereto have caused this Second Supplemental Indenture to be duly executed.

Dated:	GREENIDGE GENERATION HOLDINGS INC.

By:
Name:
Title:

Signature Page to Second Supplement Indenture (GREE)

Wilmington Savings Fund Society, FSB, as Trustee

By:
Name:
Title:

Signature Page to Second Supplement Indenture (GREE)

EXHIBIT A

THIS NOTE IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITARY (AS DEFINED IN THE INDENTURE) OR A NOMINEE THEREOF. THIS GLOBAL SECURITY IS EXCHANGEABLE FOR SECURITIES REGISTERED IN THE NAME OF ANY PERSON OTHER THAN SUCH DEPOSITARY OR ITS NOMINEE ONLY IN LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE AND, UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR SECURITIES IN DEFINITIVE FORM, THIS GLOBAL SECURITY MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY, OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY, OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY.

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE COMPANY (AS DEFINED BELOW) OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY SECURITY ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

GREENIDGE GENERATION HOLDINGS INC.

10.00% Senior Note due 2030

No. [ ]	Principal Amount
CUSIP No. 39531GAA8	$[●]
ISIN No. US39531GAA85

Greenidge Generation Holdings Inc., a Delaware corporation (hereinafter called the “Company”, which term includes any successor Person under the Indenture referred to below), for value received, hereby promises to pay to Cede & Co., or registered assigns, the principal sum of __________ U.S. Dollars (U.S. $[●]) on June 30, 2030 (the “Maturity Date”) and to pay interest thereon from __________, 2025 or from the most recent Interest Payment Date to which interest has been paid or duly provided for, quarterly on March 31, June 30, September 30 and December 31 in each year and on the Maturity Date (each an “Interest Payment Date”), beginning December 31, 2025 at the rate of 10.00% per annum, until the principal hereof is paid or duly made available for payment. The interest so payable and punctually paid or duly provided for on any Interest Payment Date shall, as provided in such Indenture, be paid to the Person in whose name this Note (or one or more Predecessor Securities) is registered at the close of business on the Regular Record Date for such interest, which shall be the March 15, June 15, September 15 or December 15 (whether or not a Business Day), as the case may be, preceding such Interest Payment Date, and the June 15 immediately preceding the Maturity Date. Any such interest which is payable, but is not punctually paid or duly provided for, on any Interest Payment Date shall forthwith cease to be payable to the Holder hereof on the relevant Regular Record Date by virtue of having been such Holder, and may be paid to the Person in whose name this Note (or one or more Predecessor Securities) is registered at the close of business on a Special Record Date for the payment of such Defaulted Interest to be fixed by the Trustee, notice whereof shall be given to Holders of the Notes not less than ten (10) days prior to such Special Record Date, or may be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Notes may be listed, and upon such notice as may be required by such exchange, all as more fully provided in said Indenture.

The amount of interest payable for any interest period, including interest payable for any partial interest period, will be computed on the basis of a 360-day year comprised of twelve 30-day months. If an interest payment date falls on a non-Business Day, the applicable interest payment will be made on the next Business Day and no additional interest will accrue as a result of such delayed payment.

Payment of the principal of (and premium, if any) and the interest on this Note shall be made at the designated office of the Trustee (as defined below) at WSFS Bank Center, 500 Delaware Avenue, 11th Floor, Wilmington, Delaware 19801, in such currency of the United States of America as at the time of payment is legal tender for payment of public and private debts; provided, however, for so long as the Notes are represented in global form by one or more Global Securities, all payments of principal (and premium, if any) and interest shall be made by wire transfer of immediately available funds to the Depositary or its nominee, as the case may be, as the registered owner of the Global Security representing such Notes. In the event that definitive Notes shall have been issued, all payments of principal (and premium, if any) and interest shall be made by wire transfer of immediately available funds to the accounts of the registered Holders thereof; provided that the Company may at its option pay interest by check to the registered address of each Holder of a definitive Note.

This Note is one of the duly authorized series of Securities of the Company, designated as the Company’s “10.00% Senior Notes due 2030”, initially limited to an aggregate principal amount of $[●] all issued or to be issued under and pursuant to an Indenture (the “Base Indenture”), dated as of October 13, 2021, between the Company and Wilmington Savings Fund Society, FSB, as trustee (hereinafter referred to as the “Trustee”), as supplemented by the First Supplemental Indenture, dated as of October 13, 2021 (the “First Supplemental Indenture”), and as further supplemented by the Second Supplemental Indenture thereto, dated as of __________, 2025 (the “Second Supplemental Indenture,” and, together with the Base Indenture and the First Supplemental Indenture, the “Indenture”). Reference is hereby made to the Indenture for a description of the respective rights, limitation of rights, obligations, duties and immunities thereunder of the Trustee, the Company and the Holders of the Notes.

The Notes may not be redeemed prior to the Maturity Date, except as described in Article 3 of the Second Supplemental Indenture.

The Notes are not subject to any sinking fund.

If an Event of Default with respect to the Notes shall occur and be continuing, the principal of the Notes may be declared due and payable in the manner and with the effect provided in the Indenture.

The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders of the Securities of each series to be affected under the Indenture at any time by the Company and the Trustee with the consent of the Holders of not less than a majority in aggregate principal amount of the Securities at the time Outstanding of each series affected thereby. The Indenture also contains provisions permitting the Holders of specified percentages in aggregate principal amount of the Securities of any series at the time Outstanding, on behalf of the Holders of all Securities of such series, to waive certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this Note shall be conclusive and binding upon such Holder and upon all future Holders of this Note and of any Note issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Note.

No reference herein to the Indenture and no provision of this Note or of the Indenture shall alter or impair the right of the Holder of this Note, which is absolute and unconditional, to receive payment of the principal of and interest on this Note at the times herein and in the Indenture prescribed and to institute suit for the enforcement of any such payment unless the Holder of this Note shall have consented to the impairment of such right.

As provided in the Indenture and subject to certain limitations set forth therein, the transfer of this Note may be registered in the Security register, upon surrender of this Note for registration of transfer at the office or agency of the Company in any place where the principal of (and premium, if any) and interest on this Note are payable, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Security Registrar duly executed by, the Holder hereof or by his attorney duly authorized in writing, and thereupon one or more new Notes of this series and of any authorized denominations and of a like aggregate principal amount and tenor, shall be issued to the designated transferee or transferees.

The Notes are issuable only in registered form without coupons in minimum denominations of $11.00 and integral multiples of $11.00 in excess thereof. Subject to certain limitations therein set forth in the Indenture and in this Note, the Notes are exchangeable for a like aggregate principal amount of Notes of this series in different authorized denominations, as requested by the Holders surrendering the same.

No service charge shall be made for any such registration of transfer or for exchange of this Note, but the Company or the Trustee may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any registration of transfer or exchange of a Note, other than in certain cases provided in the Indenture.

Prior to due presentment of this Note for registration of transfer, the Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name this Note is registered as the owner hereof for all purposes, whether or not this Note be overdue, and neither the Company, the Trustee nor any such agent shall be affected by notice to the contrary.

The Indenture contains provisions whereby (i) the Company may be discharged from its obligations with respect to the Notes (subject to certain exceptions) or (ii) the Company may be released from its obligations under specified covenants and agreements in the Indenture, in each case if the Company irrevocably deposits with the Trustee money or U.S. Government Obligations sufficient to pay and discharge the entire indebtedness on all Notes of this series, and satisfies certain other conditions, all as more fully provided in the Indenture.

This Note shall be governed by and construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation and performance of this Note shall be governed by, the laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule that would cause the application of the laws of any other jurisdiction.

All terms used in this Note which are defined in the Indenture shall have the meanings assigned to them in the Indenture.

Unless the certificate of authentication hereon has been executed by or on behalf of the Trustee under the Indenture by the manual signature (which may be scanned, photocopied or faxed or otherwise signed electronically (including by DocuSign or Adobe Sign)) of one of its authorized signatories, this Note shall not be entitled to any benefits under the Indenture or be valid or obligatory for any purpose.

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed as of the date first written above.

GREENIDGE GENERATION HOLDINGS INC.

By:
Name:
Title:

Signature Page to Greenidge Generation Holdings Inc. Global Note

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

This is one of the Securities of the series designated therein referred to in the within-mentioned Indenture as of the date first written above.

Wilmington Savings Fund Society, FSB, as Trustee

By:
Name:
Title:

Authentication Certificate to Greenidge Generation Holdings Inc. Global Note

ABBREVIATIONS

The following abbreviations, when used in the inscription on the face of this instrument, shall be construed as though they were written out in full according to applicable laws or regulations.

TEN COM - as tenants in common	UNIF GIFT MIN ACT - . . .Custodian (Cust) (Minor)
TEN ENT - as tenants by the entireties	Under Uniform Gifts to Minor Act
JT TEN - as joint tenants with right of survivorship and not as tenants in common	_____________________________ (State)

Additional abbreviations may also be used though not in the above list.

FORM OF ASSIGNMENT

FOR VALUE RECEIVED, the undersigned hereby sell(s), assign(s) and transfer(s) unto

(Please insert Assignee’s legal name)
(Please insert Social Security or other identifying number of Assignee)
(Please print or typewrite name and address including postal zip code of Assignee)
the within Note of GREENIDGE GENERATION HOLDINGS INC. and does hereby irrevocably constitute and appoint attorney to transfer the said Note on the books of the Company, with full power of substitution in the premises.

Dated:
Your
Signature:
(Sign exactly as your name appears on the face of this Note)

[NOTICE: The signature to this assignment must correspond with the name as written upon the face of the within instrument in every particular, without alteration or enlargement or any change whatsoever.]